Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 (No. 333-193869), Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-206782), Registration Statements on Form S-3 (Nos. 333-220963 and 333-217060) and the Registration Statement on Form S-8 (No. 333-202473) of ITUS Corporation (the “Company”) of our report dated January 9, 2018 relating to our audits of the Company’s consolidated financial statements as of October 31, 2017 and 2016, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017.

                                    HASKELL & WHITE LLP

Irvine, California

January 9, 2018